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                                                                     Exhibit 4.3


                                  AMENDMENT TO
                              TUTOGEN MEDICAL, INC.
                   1996 MANAGEMENT INCENTIVE COMPENSATION PLAN

         The Board of Directors and its shareholders have approved the following amendment to the Company's 1996 Management Incentive Compensation Plan:

         "Shares Subject to this Plan:

                  The total number of shares of Common Stock of the Company that may be issued pursuant to this Plan shall not exceed a maximum of 500,000 in the aggregate."

Date: November 10, 1997